Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synthesis Energy Systems, Inc.:
We consent to the use of our report dated January 25, 2007, with respect to the consolidated balance sheets of Synthesis Energy Systems, Inc. and subsidiaries (a development-stage enterprise) as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2006 and the period from November 4, 2003 (inception) to June 30, 2006 included herein and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG LLP
Houston, Texas
July 12, 2007